Exhibit 99.1

GlycoGenesys, Inc. Announces Additional Cancer Indication for GCS-100LE Clinical Trial Program

Company Committed to Forming Strategic Alliance in 2005

BOSTON—(BUSINESS WIRE)—Jan. 25, 2005—GlycoGenesys, Inc., (NASDAQ: GLGS - News), a biotechnology company focused on carbohydrate-based drug development, announced a new indication, chronic lymphocytic leukemia (CLL), for its cancer clinical trial program for GCS-100LE. The addition of CLL to its clinical trial program positions GlycoGenesys to pursue approval in two indications for unmet medical needs in cancer and starts the international clinical and regulatory program for GCS-100LE. In recognition of the expanded clinical program, the Company announced its commitment to establishing a strategic alliance in 2005. It also provided a brief update on its ongoing Phase I dose escalation trial, while setting forth its 2005 goals including its multiple myeloma clinical trial program planned for early 2005.

SUMMARY

Today the Company announced that it:

•	anticipates initiating a Phase I/II study in CLL in both the U.S. and England in the first half of 2005;

•	seeks to establish a strategic alliance in 2005 to help fund the trials planned for the latter half of the year;

•	is enrolling patients at the fifth out of six planned dose levels in its Phase I Dose Escalation trial for solid tumors, and has added two additional sites to assist enrolling up to 15 more patients once the maximum tolerated dose (MTD) for this dosing regimen is established;

•	expects to begin the first of a two trial program in multiple myeloma at Dana Farber Cancer Institute in 1Q05;

•	plans to initiate a second multiple myeloma trial in late 2005 anticipated to be designed as a pivotal trial. The Company’s goal would be to file a New Drug Application (NDA) for multiple myeloma pending the quality of such trial results in 2007; and

•	plans a Phase II solid tumor trial with GCS-100LE in late 2005;

2005 GOALS FOR GCS-100LE CANCER PROGRAM

Multiple Myeloma

Based on promising data recently presented in an abstract at the American Society of Hematology’s 2004 Annual Meeting, the Company plans to initiate its first clinical trial for treatment of relapsed or refractory multiple myeloma patients in the first quarter under the direction of Drs. Kenneth Anderson and Paul Richardson of the Dana Farber Cancer Institute, Boston. Both were involved in studies leading to the regulatory approval of Velcade® for the treatment of multiple myeloma. The first trial of the Company’s two trial program originally estimated to begin in the fourth quarter of 2004 is now expected to be initiated in the first quarter of 2005. In addition to the Dana Farber Cancer Institute, additional clinical sites are planned.

The second of the two multiple myeloma trials is targeted for initiation in late 2005. The Company will work with the FDA to design such trial as a pivotal study. The Company’s goal would be to file an NDA in 2007 for treatment of multiple myeloma pending the quality of such trial results.

The primary objective of the first study is to evaluate the safety of GCS-100LE when given in subjects with relapsed or refractory multiple myeloma and to identify the recommended dose for further studies. Secondary objectives are to evaluate the response to GCS-100LE as a monotherapy and in combination with dexamethasone, a standard therapy, and determine the pharmacokinetics of GCS-100LE alone and with dexamethasone.

Chronic Lymphocytic Leukemia (CLL) - New Indication

The Company is expanding its clinical trial program to include CLL based on promising data recently presented in an abstract at the American Society of Hematology’s 2004 Annual Meeting by Dr. Finbarr Cotter of Barts and the Royal London Medical School. The pre- clinical findings strongly support the scientific rationale for human clinical testing of GCS-100LE for treating CLL. As a result of Dr. Cotter’s findings, he and a colleague, Dr. Archibald Prentice, President of the British Society for Haematology, are working closely with GlycoGenesys to design a clinical trial program. The first CLL clinical trial, a Phase I/II study, is planned to begin in the first half of 2005 with sites in both the U.S. and England.

This new clinical program positions GlycoGenesys to pursue approval in two indications for unmet medical needs in cancer (multiple myeloma and CLL) and starts the international regulatory process for GCS-100LE. The Company may also choose to apply for Fast Track designation in the U.S. for one or both bloodborne indications in the future.

Solid Tumor

Upon completion of its ongoing Phase I solid tumor dose ranging trial, the Company plans to initiate a Phase II clinical trial. The design of this Phase II trial will be based on clinical activity and continuing preclinical studies. The Company is employing the same scientific rigor as in the bloodborne indications while completing its current clinical trial prior to choosing specific solid tumor indications for Phase II. The Phase II solid tumor program is targeted to commence in late 2005.

STRATEGIC ALLIANCE - COMMITTED TO ESTABLISHING IN 2005

The Company recognizes the breadth of its clinical trial plans warrants consummating a strategic alliance during 2005. It further believes it has now achieved an appropriate level of development to recognize value from such a relationship. The Company believes a strategic alliance would likely benefit shareholder value, further validate its technology, and provide additional resources to conduct an expanded clinical trial program. The Company anticipates the clinical trials planned to begin later in 2005 will be undertaken in conjunction with a strategic alliance. The timing and/or success of these efforts can not be predicted or assured but the Company is committed to achieving this goal.

UPDATE

Phase I Dose Escalation Trial of GCS-100LE

GlycoGenesys’ Phase I Dose Escalation trial for patients with advanced stage solid tumors is currently enrolling patients at the fifth out of a total of six dose levels currently planned under the protocol. Upon establishing the maximum tolerated dose (MTD), the trial protocol calls for enrolling approximately 15 additional patients at the MTD.

In addition to Sharp Memorial Hospital, Clinical Oncology Research, the Company recently initiated two new clinical sites and principal investigators:

•	Daruka Mahadevan, M.D. Ph.D., Assistant Professor of Medicine, the Arizona Cancer Center, Tucson; and

•	Michael Gordon, M.D., Associate Dean for Research, University of Arizona Programs, the Arizona Cancer Center - Greater Phoenix Area, Scottsdale, Arizona.

Dr. Gordon has acted as principal investigator on clinical trials for companies including Amgen, Eli Lilly, and Genentech. The Arizona Cancer Center is one of 21 comprehensive cancer centers in the United States, as designated by the National Cancer Institute. The addition of these sites should help expedite patient enrollment and adds two distinguished principal investigators to the study who are highly published in the field of oncology.

About GlycoGenesys, Inc.

GlycoGenesys, Inc. is a biotechnology company that develops and licenses compounds based on glycobiology. The Company’s drug candidate GCS-100, a unique compound to treat cancer, has been evaluated in previous clinical trials at low dose levels in patients with colorectal, pancreatic and other solid tumors with stable disease and partial response documented. The Company currently is conducting a Phase I dose escalation trial to evaluate higher dose levels of GCS-100LE, a low ethanol formulation of GCS-100, at Sharp Memorial Hospital, Clinical Oncology Research in San Diego, California and the Arizona Cancer Center in both Tucson and Scottsdale, Arizona. Further clinical trials are planned for 2005. Further information is available on GlycoGenesys’ web site: www.glycogenesys.com. Safe Harbor Statement Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including, but not limited to, risks of product development (such as failure to demonstrate efficacy or safety), risk related to FDA and other regulatory procedures, market acceptance risks, the impact of competitive products and pricing, the results of current and future licensing, joint ventures and other collaborative relationships, the results of financing efforts, developments regarding intellectual property rights and litigation, and other risks identified in the Company’s Securities and Exchange Commission filings. Actual results, events or performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

GlycoGenesys Inc.

John W. Burns, 617-422-0674

Senior Vice President and CFO

or

Rick Pierce, 617-422-0674

VP of Business Development

or

The Ruth Group

Investors:

John Quirk, 646-536-7029

or

Media:

Janine McCargo, 646-536-7033